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                                                                   EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

            TO CERTIFICATE OF DESIGNATIONS, RIGHTS, PREFERENCES, AND
           LIMITATIONS OF 12% REDEEMABLE PREFERRED STOCK, $10.00 PAR
               VALUE, OF SECURITY ASSOCIATES INTERNATIONAL, INC.

                                      AND

           DESIGNATION OF 155,835 ADDITIONAL SHARES OF 12% REDEEMABLE PREFERRED STOCK, $10.00 PAR VALUE, OF SECURITY ASSOCIATES
                              INTERNATIONAL, INC.


     James S. Brannen and Howard Schickler, being the President and Secretary of Security Associates International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), do hereby certify as follows:

     1. That the Board of Directors of the Corporation by unanimous written consent executed on February 10, 1998, in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted the Resolution set forth in Exhibit A hereto proposing an Amendment to the Certificate of Designations, Rights, Preferences, and Limitations of 12% Redeemable Preferred Stock, $10.00 Par Value, of the Corporation (the "Amendment") and further directed that the Amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration and approval.

     2. That the stockholders of the Corporation approved and adopted the Amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware, by requisite affirmative vote of the stockholders entitled to vote thereon at a meeting of such stockholders duly called and convened pursuant to the laws of the State of Delaware on May 19, 1998.


                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                      FILED 09:05 AM 05/22/1998
                                                         981199707 - 2158389

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     3. That the Board of Directors of the Corporation at a subsequent meeting held on May 19, 1998, pursuant to its powers under Article IV (ii) of the Corporation's Certificate of Incorporation, as amended, to fix by resolution the number of shares designated for each series of Preferred Stock, adopted the Resolution set forth in Exhibit B, appended hereto, increasing the number of designated shares of 12% Redeemable Preferred Stock from 344,165 shares to 500,000 shares.

IN WITNESS WHEREOF, the undersigned, being the President and Secretary heretofore named, for the purpose of amending the Certificate of Designations, Rights, Preferences, and Limitations of 12% Redeemable Preferred Stock, $10.00 Par Value, of the Corporation, and designating 155,835 additional shares of said 12% Redeemable Preferred Stock, pursuant the General Corporation Law of the State of Delaware and the Certificate of Incorporation of the Corporation, under penalties of perjury, do hereby declare and certify that these are the acts and deeds of the Corporation, and the facts stated herein are true, and accordingly they have hereunto signed this Certificate of Amendment to Certificate of Incorporation this twenty-second day of May, 1998.


                                       By: /s/ James S. Brannen
                                          ---------------------------
                                          James S. Brannen, President

ATTEST:

By: /s/ Howard Schickler
   ---------------------------
   Howard Schickler, Secretary


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                                   EXHIBIT A

RESOLVED, that the following Amendments to the Corporation's Certificate of Designations, Rights, Preferences and Limitations of 12% Redeemable Preferred Stock be and they are hereby approved by the Stockholders of the Corporation pursuant to the following Resolutions and preambles which are also hereby approved and adopted:

      (a) RESOLVED, that the Corporation's Certificate of Designations, Rights, Preferences, and Limitations of 12% Redeemable Preferred Stock ("Certificate") be amended and/or restated with the following changes:

      (1) Section 3[b] of the Certificate, in amended and/or restated form, shall specify that all unpaid dividends with respect to the Redeemable Preferred Stock shall become immediately due and payable whenever new equity in excess of $20 million (instead of $10 million) is raised after January 1, 1997, as follows:

                "In the event that the Corporation (which for this purpose shall include all subsidiaries of the Corporation) shall raise new equity after January 1, 1997, through the sale of shares of capital stock and/or membership interests, in a cumulative amount in excess of Twenty Million Dollars ($20,000,000.00), excluding any inter-corporate investments among the Corporation and its subsidiaries, all dividends accrued and unpaid with respect to Redeemable Preferred Stock, whether or not declared, shall become immediately due and payable. If for any reason the Corporation is unable to pay any dividends accrued and owing pursuant to this Section 3.b, the Corporation will pay such dividends to the holder as soon thereafter as funds of the Corporation are legally available for such payment. The Corporation will take or cause to be taken such actions as are necessary to transfer any funds held by the subsidiaries of the Corporation in order to allow the Corporation to meet its obligations under this Section 3.b."

      (2) Section 3[c] of the Certificate, in amended and/or restated form, shall specify that new equity raised in excess of $30,000,000 (instead of $15 million) shall constitute a "Refinancing" for the purposes of the Certificate, as follows:

                "In the event that the Corporation (which for this purpose shall include all subsidiaries of the Corporation) shall raise new equity after January 1, 1997 through the sale of shares of capital stock and/or membership interests in a cumulative amount in excess of Thirty Million Dollars ($30,000,000.00) excluding any inter-corporate investments among the Corporation and its subsidiaries (a "Refinancing"), then immediately upon the achievement of the Refinancing, the dividend rate of the Redeemable


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          Preferred Stock shall be increased to one hundred fifty percent (150%)
          of the dividend rate then in effect."

(b) RESOLVED FURTHER, that, to effectuate the foregoing, the proper Officers of the Corporation be and they are hereby authorized and directed to file with the Secretary of State of Delaware and any other appropriate governmental office appropriate Articles of Amendment of the Certificate of Incorporation of the Corporation, amending and/or restating said Certificate of Designations, Rights, Preferences and Limitations of 12% Redeemable Preferred Stock, and they are hereby authorized and empowered to take all such actions as any of them may deem necessary or desirable to effectuate the foregoing.


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